Exhibit 99.1

Assurant Reports Third Quarter 2014 Financial Results

3Q 2014 Net Operating Income of $132.7 million, $1.82 per diluted share

3Q 2014 Net Income of $140.3 million, $1.92 per diluted share

•	11.0 percent annualized operating ROE, excluding AOCI

•	8.3 percent growth in book value per diluted share, excluding AOCI, since year-end

•	20.0 percent growth in net earned premiums and fees year-over-year

•	$560 million of corporate capital at quarter-end

NEW YORK, Oct. 29, 2014 — Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, today reported results for the third quarter ended Sept. 30, 2014.

“We continue to drive profitable growth across Assurant,” said Robert B. Pollock, chief executive officer of Assurant. “We’re encouraged by our momentum in areas targeted for growth, which we have enhanced through selective acquisitions. While increased claims at Assurant Health affected results, our focused execution and expense management discipline allowed us to deliver solid results in the quarter.”

Third Quarter 2014 Consolidated Results

•	Net operating income[1] increased slightly to $132.7 million, or $1.82 per diluted share, compared to third quarter 2013 net operating income of $131.1 million, or $1.71 per diluted share. Improved results at Assurant Solutions and Assurant Employee Benefits were offset by declines at Assurant Health and Assurant Specialty Property. Lower corporate expenses benefited results.

•	Net income increased to $140.3 million, or $1.92 per diluted share, compared to third quarter 2013 net income of $128.8 million, or $1.68 per diluted share. After-tax net realized gains on investments were $11.5 million, compared to after-tax net realized losses of $2.3 million in third quarter 2013.

•	Net earned premiums, fees and other income increased to $2.5 billion, compared to $2.1 billion in third quarter 2013, reflecting expansion across all business segments. Fee income increased in the quarter due to strong growth in U.S. mobile programs as well as contributions from acquisitions.

•	Net investment income increased to $162.0 million, compared to $159.2 million in third quarter 2013. Results include $1.5 million of investment income from real estate joint venture partnerships, compared to none in third quarter 2013.

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Reconciliation of Net Operating Income to Net Income

(UNAUDITED) (dollars in millions, net of tax)	3Q 2014	3Q 2013	9 Months 2014	9 Months 2013
Assurant Solutions	$51.8	$36.2	$160.9	$102.5
Assurant Specialty Property	104.7	115.1	270.8	315.8
Assurant Health	(17.4)	6.6	(27.0)	5.3
Assurant Employee Benefits	13.1	6.1	41.4	23.7
Corporate and other	(13.0)	(22.0)	(48.2)	(57.6)
Amortization of deferred gain on disposal of businesses	2.4	2.6	7.1	8.0
Interest expense	(8.9)	(13.5)	(29.0)	(37.3)

Net operating income	132.7	131.1	376.0	360.4

Adjustments:
Net realized gains (losses) on investments	11.5	(2.3)	28.3	19.7
Change in deferred taxes	—	—	20.8	—
Change in derivative investment	(3.9)	—	(3.9)	—

Net income	$140.3	$128.8	$421.2	$380.1

Note: Additional financial information, including a schedule of disclosed items that affected Assurant’s results by business for the last nine quarters on page 20 of the Company’s Financial Supplement, is located in the Investor Relations section of http://www.assurant.com.

Assurant Solutions

(in millions)	3Q14	3Q13	% Change	9M14	9M13	% Change
Net operating income	$51.8	$36.2	43%	$160.9	$102.5	57%
Net earned premiums, fees and other	$969.3	$792.9	22%	$2,796.8	$2,336.1	20%

•	Net operating income increased in third quarter 2014 due to strong results in domestic mobile. Third quarter 2014 results included a $2.7 million software impairment charge in the domestic credit business, compared to third quarter 2013 results that benefited from a $5.8 million net change in tax liabilities.

•	Net earned premiums, fees and other income increased in the quarter. Results primarily reflect continued growth in mobile subscribers, including contributions from the Lifestyle Services Group acquisition. Domestic premiums also reflect growth at a large service contract client. Fee income grew due to mobile client marketing programs.

•	Domestic combined ratio for the quarter improved to 95.3 percent, compared to 99.3 percent in third quarter 2013, primarily reflecting improved loss experience and increased fee income from the mobile business. Results for third quarter 2014 included a $4.1 million software impairment charge.

•	International combined ratio improved to 99.1 percent for the quarter, compared to 100.8 percent in third quarter 2013. Savings from the previously announced European restructuring primarily drove the improvement.

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Assurant Specialty Property

(in millions)	3Q14	3Q13	% Change	9M14	9M13	% Change
Net operating income	$104.7	$115.1	(9)%	$270.8	$315.8	(14)%
Net earned premiums, fees and other	$742.2	$642.0	16%	$2,120.6	$1,809.9	17%

•	Net operating income decreased in the quarter, primarily due to the impact of lower premium rates in the lender-placed insurance business. No catastrophe losses were reported in both third quarter 2014 and third quarter 2013.

•	Net earned premiums, fees and other income increased in third quarter 2014, primarily due to the previously disclosed discontinuation of a lender-placed insurance quota share arrangement, partially offset by lower premium rates. Results also reflect fee income from the Field Asset Services and StreetLinks acquisitions.

•	Combined ratio increased to 81.8 percent, compared to 76.2 percent in third quarter 2013, primarily due to lower premium rates and additional expenses associated with fee-based business acquisitions.

Assurant Health

(in millions)	3Q14	3Q13	% Change	9M14	9M13	% Change
Net operating (loss) income	$(17.4)	$6.6	(365)%	$(27.0)	$5.3	(609)%
Net earned premiums, fees and other	$537.3	$405.6	33%	$1,482.5	$1,193.8	24%

•	Net operating loss in third quarter 2014 was driven by increased claims from Affordable Care Act (ACA) qualified policies. Results reflect estimated recoveries from the ACA risk-mitigation programs.

Note: In 2014, ACA risk-mitigation programs designed to reduce the potential adverse impact to individual health insurers from health care reform provisions went into effect. Assurant Health is eligible to participate in the risk-adjustment and reinsurance programs. As of Sept. 30, 2014, estimated recoveries under these two programs totaled $257 million.

•	Net earned premiums, fees and other income increased in the quarter due to growth in individual major medical product sales and a $52 million increase in estimated recoveries from the ACA’s risk-adjustment program.

•	Sales increased in third quarter 2014. Improved results reflect growth in sales of individual major medical products, primarily from qualified life events.

Assurant Employee Benefits

(in millions)	3Q14	3Q13	% Change	9M14	9M13	% Change
Net operating income	$13.1	$6.1	113%	$41.4	$23.7	75%
Net earned premiums, fees and other	$270.0	$258.3	5%	$806.5	$775.1	4%

•	Net operating income increased in third quarter 2014, primarily due to improved disability loss experience.

•	Net earned premiums, fees and other income increased in the quarter due to growth in voluntary products.

•	Sales decreased in the quarter, primarily reflecting lower dental and long-term disability product sales.

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Corporate & Other

(in millions)	3Q14	3Q13	% Change	9M14	9M13	% Change
Net operating loss	$(13.0)	$(22.0)	41%	$(48.2)	$(57.6)	16%

•	Net operating loss decreased in the third quarter 2014, primarily due to lower employee-related benefit costs.

Capital Position

•	Corporate capital stood at approximately $560 million as of Sept. 30, 2014. Deployable capital totaled approximately $310 million, excluding the company’s $250 million risk buffer. During the quarter, the business segments contributed approximately $130 million of dividends, net of infusions, to the holding company. In addition, the Company paid $30 million for the acquisitions of eMortgage Logic and a mobile repair and logistics business.

•	Share repurchases and dividends totaled $56.6 million in third quarter 2014. Dividends to shareholders totaled $19.4 million, and Assurant repurchased 572,000 shares of common stock for $37.2 million. Through Oct. 24, 2014, the Company repurchased an additional 571,000 shares for $36.0 million, and has $552.2 million remaining in repurchase authorization.

Financial Position

•	Stockholders’ equity, excluding accumulated other comprehensive income (AOCI), was $4.7 billion at Sept. 30, 2014, up $276 million from Dec. 31, 2013.

•	Book value per diluted share[2], excluding AOCI, increased 8.3 percent to $64.41 at Sept. 30, 2014 from $59.48 at Dec. 31, 2013. AOCI increased $232.9 million to $659.7 million as of Sept. 30, 2014, from $426.8 million at Dec. 31, 2013.

•	Annualized operating return on average equity (ROE)[3], excluding AOCI, was 11.0 percent for the first nine months of 2014 compared to full-year operating ROE, excluding AOCI, of 10.6 percent in 2013.

•	Total assets as of Sept. 30, 2014 were approximately $30.7 billion. The ratio of debt to total capital[4], excluding AOCI, decreased to 20.0 percent at Sept. 30, 2014 from 27.1 percent at Dec. 31, 2013, reflecting repayment of the February 2014 notes. The ratio of invested assets to equity decreased to 2.7, compared to 2.9 from Dec. 31, 2013.

•	Credit facility increased to $400 million as Assurant entered into a new five-year, unsecured revolving credit agreement in September. The credit agreement, with more favorable terms, replaces the Company’s prior four-year $350 million revolving credit facility, which was set to expire in September 2015.

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Company Outlook

Based on current market conditions, for full-year 2014, the Company now expects:

•	Assurant Specialty Property’s net earned premiums and fees to increase from 2013 driven by growth in targeted areas, including acquisitions in the mortgage value chain, as well as lender-placed insurance. Overall lender-placed insurance results to be affected by catastrophe losses, lower placement and premium rates, and the previously disclosed loss of client business. Expense ratio to increase, primarily reflecting a higher mix of fee income business and additional costs to support lender-placed insurance. Non-catastrophe loss ratio to remain elevated due to higher claims frequency and lower premium rates.

•	Assurant Health’s net earned premiums and fees to increase compared to 2013 due to sales of individual major medical policies. Segment net operating loss to reflect higher claims experience under the ACA plans, additional tax liabilities under health care reform, and higher commission expenses on new sales. Results to include estimated recoveries from the ACA risk-mitigation programs.

Consistent with the previously reported outlook, for full-year 2014, the Company continues to expect:

•	Assurant Solutions’ net earned premiums and fees to increase compared to 2013, primarily driven by growth in mobile. Net operating income to increase due to higher contributions from mobile, improved international results and savings from previous expense management actions. Quarterly results to vary, reflecting timing of new product introductions, client marketing programs and seasonal trends in mobile.

•	Assurant Employee Benefits’ net earned premiums and fees to increase compared to 2013 due to growth in voluntary products. Continued expense management actions to offset higher expenditures to support accelerated growth in voluntary. Results to be affected by employment trends and capital market conditions.

•	Corporate & Other full-year net operating loss to decrease to approximately $70 million, benefiting from expense management actions underway and lower employee-benefit related costs.

•	Capital to be deployed on strategic acquisitions, common stock dividends and share repurchases, subject to market conditions and legal requirements. Business segment dividends to Corporate to approximate segment net operating income. Dividends subject to the growth of the businesses, rating agency and regulatory capital requirements as well as investment performance.

Earnings Conference Call

•	The third quarter 2014 earnings conference call and webcast to be held on Thurs., Oct. 30, 2014 at 8:00 a.m. ET. The live and archived webcast along with supplemental information also will be available in the Investor Relations section of www.assurant.com.

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About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America, Latin America, Europe and other select worldwide markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health and Assurant Employee Benefits — partner with clients who are leaders in their industries and build leadership positions in a number of specialty insurance market segments. Assurant businesses provide mobile device protection; debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; lender-placed homeowners insurance; property, appraisal, preservation and valuation services; renters insurance and related products; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $30 billion in assets and $9 billion in annual revenue. Assurant has approximately 17,500 employees worldwide and is headquartered in New York’s financial district. For more information on Assurant, please visit www.assurant.com and follow us on Twitter @AssurantNews.

Media Contact:

Vera Carley

Assistant Vice President, External Communication

Phone: 212.859.7002

vera.carley@assurant.com

Investor Relations Contact:

Suzanne Shepherd

Director, Investor Relations

Phone: 212.859.7062

suzanne.shepherd@assurant.com

Safe Harbor Statement

Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the Company outlook:

(i)	actions by governmental agencies or government sponsored entities or other circumstances, including pending regulatory matters affecting our lender-placed insurance business, that could result in reductions of premium rates or increases in expenses, including claims, commissions, fines, penalties or other expenses;

(ii)	loss of significant client relationships or business, distribution sources and contracts;

(iii)	the effects of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the rules and regulations thereunder, on our health and employee benefits businesses;

(iv)	unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our business and reputation;

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(v)	current or new laws and regulations that could increase our costs and decrease our revenues;

(vi)	significant competitive pressures in our businesses;

(vii)	failure to attract and retain sales representatives or key managers;

(viii)	losses due to natural or man-made catastrophes;

(ix)	a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry);

(x)	deterioration in the Company’s market capitalization compared to its book value that could result in an impairment of goodwill;

(xi)	risks related to our international operations, including fluctuations in exchange rates;

(xii)	general global economic, financial market and political conditions (including difficult conditions in financial, capital, credit and currency markets, the global economic slowdown, fluctuations in interest rates or a prolonged period of low interest rates, monetary policies, unemployment and inflationary pressure);

(xiii)	failure to find and integrate suitable acquisitions and new ventures;

(xiv)	cyber security threats and cyber attacks;

(xv)	failure to effectively maintain and modernize our information systems;

(xvi)	data breaches compromising client information and privacy;

(xvii)	failure to predict or manage benefits, claims and other costs;

(xviii)	uncertain tax positions and unexpected tax liabilities;

(xix)	inadequacy of reserves established for future claims;

(xx)	risks related to outsourcing activities;

(xxi)	unavailability, inadequacy and unaffordable pricing of reinsurance coverage;

(xxii)	diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets; the global economic slowdown; credit, currency and liquidity risk; other than temporary impairments and increases in interest rates);

(xxiii)	insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

(xxiv)	inability of reinsurers to meet their obligations;

(xxv)	credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions;

(xxvi)	inability of our subsidiaries to pay sufficient dividends;

(xxvii)	failure to provide for succession of senior management and key executives; and

(xxviii)	cyclicality of the insurance industry.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our 2013 Annual Report on Form 10-K as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

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(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the net operating income reconciliation table, net operating income equals net income, excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

(2)	Assurant uses book value per diluted share, excluding AOCI, as an important measure of the Company’s stockholders’ value. Book value per diluted share, excluding AOCI, equals total stockholders’ equity, excluding AOCI, divided by diluted shares outstanding. The Company believes book value per diluted share, excluding AOCI, provides investors a valuable measure of stockholders’ value because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period and other AOCI items. The comparable GAAP measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $73.48 and $65.24 as of Sept. 30, 2014 and Dec. 31, 2013, respectively, as shown in the reconciliation table below.

	3Q 2014	4Q 2013
Book value per diluted share (excluding AOCI)	$64.41	$59.48
Change due to effect of including AOCI	9.07	5.76

Book value per diluted share	$73.48	$65.24

(3)	Assurant uses annualized operating ROE, excluding AOCI, as an important measure of the Company’s operating performance. Annualized operating ROE equals net operating income for the periods presented, divided by average stockholders’ equity for the year-to-date period, excluding AOCI, and then the return is annualized, if necessary. The Company believes annualized operating ROE, excluding AOCI, provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period-to-period, AOCI items and those events that are unusual and/or unlikely to recur. The comparable GAAP measure would be annualized GAAP ROE, defined as net income, for the periods presented, divided by average stockholders’ equity for the year-to-date period, and then the return is annualized, if necessary. Consolidated annualized GAAP ROE for the nine months ended Sept. 30, 2014 and 12 months ended Dec. 31, 2013 was 11.0 percent and 9.8 percent, respectively, as shown in the following reconciliation table.

	9 Months 2014	12 Months 2013
Annualized operating return on average equity (excluding AOCI)	11.0%	10.6%
Net realized gains on investments	0.8%	0.5%
Change in deferred taxes	0.6%	—
Change in derivative investment	(0.1)%	—
Change due to effect of including AOCI	(1.3)%	(1.3)%

Annualized GAAP return on average equity	11.0%	9.8%

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(4)	Assurant uses a ratio of debt to total capital, excluding AOCI, as an important measure of the Company’s financial leverage. Assurant’s debt to total capital ratio, excluding AOCI, equals debt divided by the sum of debt and total stockholders’ equity excluding AOCI. The Company believes that the debt to total capital ratio, excluding AOCI, provides investors a valuable measure of financial leverage, because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period, and other AOCI items. The comparable GAAP measure would be the ratio of debt to total capital. The debt to total capital ratio as of Sept. 30, 2014 and Dec. 31, 2013 was 18.0 percent and 25.3 percent, respectively, as shown in the following reconciliation table.

	3Q 2014	4Q 2013
Debt to total capital ratio (excluding AOCI)	20.0%	27.1%
Change due to effect of including AOCI	(2.0)%	(1.8)%

Debt to total capital ratio	18.0%	25.3%

A summary of net operating income disclosed items is included on page 20 of the Company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

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Assurant, Inc.

Consolidated Statement of Operations (unaudited)

Three and Nine Months Ended Sept. 30, 2014 and 2013

	3Q	3Q	9 Months
	2014	2013	2014	2013
	(in thousands except number of shares and per share amounts)
Revenues
Net earned premiums	$2,257,809	$1,947,431	$6,490,005	$5,714,293
Net investment income	162,009	159,209	497,575	489,118
Net realized gains (losses) on investments	17,744	(3,631)	43,582	30,264
Amortization of deferred gain on disposal of businesses	3,645	4,074	10,949	12,238
Fees and other income	261,281	151,567	716,850	401,126

Total revenues	2,702,488	2,258,650	7,758,961	6,647,039

Benefits, losses and expenses
Policyholder benefits	1,123,693	933,832	3,281,338	2,708,143
Selling, underwriting, general and administrative expenses	1,340,268	1,110,076	3,779,215	3,270,365
Interest expense	13,776	20,771	44,617	57,369

Total benefits, losses and expenses	2,477,737	2,064,679	7,105,170	6,035,877

Income before provision for income taxes	224,751	193,971	653,791	611,162
Provision for income taxes	84,454	65,183	232,639	231,071

Net income	$140,297	$128,788	$421,152	$380,091

Net income per share:
Basic	$1.94	$1.70	$5.80	$4.89
Diluted	$1.92	$1.68	$5.74	$4.84

Dividends per share	$0.27	$0.25	$0.79	$0.71

Share data:
Basic weighted average shares outstanding	72,182,547	75,544,542	72,561,191	77,662,796

Diluted weighted average shares outstanding	73,046,704	76,459,791	73,427,362	78,562,001

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Assurant, Inc.

Consolidated Condensed Balance Sheets (unaudited)

At Sept. 30, 2014 and Dec. 31, 2013

	September 30,	December 31,
	2014	2013
	(in thousands)
Assets
Investments and cash and cash equivalents	$16,020,080	$15,961,199
Reinsurance recoverables	6,149,708	5,752,134
Deferred acquisition costs	3,277,810	3,128,931
Goodwill	816,818	784,561
Assets held in separate accounts	1,872,091	1,941,747
Other assets	2,536,622	2,146,117

Total assets	$30,673,129	$29,714,689

Liabilities
Policyholder benefits and claims payable	$12,391,666	$12,035,943
Unearned premiums	6,784,089	6,662,672
Debt	1,171,005	1,638,118
Liabilities related to separate accounts	1,872,091	1,941,747
Deferred gain on disposal of businesses	88,362	99,311
Accounts payable and other liabilities	3,023,353	2,503,419

Total liabilities	25,330,566	24,881,210

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,682,817	4,406,649
Accumulated other comprehensive income	659,746	426,830

Total stockholders’ equity	5,342,563	4,833,479

Total liabilities and stockholders’ equity	$30,673,129	$29,714,689